Exhibit 99.1

TO:	Directors and Executive Officers

FROM:	Akin S. Harrison, Vice President, Associate General Counsel and Secretary

RE:	Notice of Blackout Period

DATE:	May 5, 2017

As a director or executive officer of the Company, you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain trades during pension plan “blackout” periods. Please note the following:

1. The prohibition is imposed because more than 50% of the participants in the Company’s 401(k) plans (collectively the “Plan”) will be temporarily prohibited from changing their investments and entering into transactions under the Plan with respect to Company securities. This period is referred to as the “Blackout Period”. The Blackout Period will occur because the Company needs to restructure its 401(k) plans in connection with the separation of its digital automotive marketplace business from its media and other digital businesses.

2. Except as provided in paragraph 3 below, you are not permitted to purchase, sell or otherwise acquire or transfer any equity securities of the Company (or derivative securities of those equity securities) during the Blackout Period. For example, you are not permitted to exercise Company stock options during the Blackout Period.

3. The prohibition on sales and other transfers described in paragraph 2 above applies only to equity securities of the Company (and derivatives of such securities) that you have acquired in connection with your service or employment as a director or executive officer of the Company. It is important to note that any such security you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.

4. The Blackout Period is expected to commence after the market closes on May 26, 2017 and end during the week of June 5, 2017. I will notify you when the Blackout Period has ended.

There are a limited number of exempt transactions which may occur during the Blackout Period, including acquisitions of shares under our DRIP and quarterly grants of restricted shares to directors pursuant to the annual retainer program. If you have any questions regarding the Blackout Period, please let me know.